Exhibit 99.1

Endurance International Group Reports 2018 First Quarter Results

•	GAAP revenue of $291.4 million

•	Net loss of $7.1 million

•	Adjusted EBITDA of $86.2 million

•	Cash flow from operations of $52.4 million

•	Free cash flow of $44.9 million

•	Total subscribers on platform were approximately 5.011 million at March 31, 2018

BURLINGTON, MA (May 1, 2018) — Endurance International Group Holdings, Inc. (NASDAQ: EIGI), a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online, today reported financial results for its first quarter ended March 31, 2018.

“We are pleased with our financial and operating progress in the first quarter,” commented Jeffrey H. Fox, president and chief executive officer of Endurance International Group. “With a majority of the year still ahead of us, we remain focused on executing our integrated operating plan. In 2018 we are investing to deliver increased customer value in our market-leading assets and simplify our operations to execute more effectively at scale.”

First Quarter 2018 Financial Highlights

•	Revenue for the first quarter of 2018 was $291.4 million, a decrease of 1 percent compared to $295.1 million for the first quarter of 2017.

•	Net loss for the first quarter of 2018 was $7.1 million compared to net loss of $31.6 million for the first quarter of 2017.

•	Net loss attributable to Endurance International Group Holdings, Inc. for the first quarter of 2018 was $7.1 million, or $(0.05) per diluted share, compared to net loss of $35.4 million, or $(0.26) per diluted share, for the first quarter of 2017.

•

Adjusted EBITDA for the first quarter of 2018 was $86.2 million, an increase of 8 percent compared to $80.1 million for the first quarter of 2017. First quarter 2018 adjusted EBITDA excludes the impact of a total of $8.5 million of accrued expense reserved in connection with our ongoing efforts to resolve two shareholder lawsuits, each brought as a class action against either Endurance or Constant Contact. Any final settlement agreement reached with the plaintiffs in each case would be subject to court approval. Thus, we can make no assurance that any final agreement will be reached, or that any final settlement agreement will be approved by the court.

•	Cash flow from operations for the first quarter of 2018 was $52.4 million, an increase of 55 percent compared to $33.7 million for the first quarter of 2017.

•	Free cash flow, defined as cash flow from operations less capital expenditures and capital lease obligations, for the first quarter of 2018 was $44.9 million, an increase of 100 percent compared to $22.4 million for the first quarter of 2017.

First Quarter Operating Highlights

•	Total subscribers on platform at March 31, 2018 were approximately 5.011 million, compared to approximately 5.304 million subscribers at March 31, 2017 and approximately 5.051 million subscribers at December 31, 2017. See “Total Subscribers” below.

•	Average revenue per subscriber, or ARPS, for the first quarter of 2018 was $19.30, compared to $18.43 for the first quarter of 2017 and $19.28 for the fourth quarter of 2017. See “Average Revenue Per Subscriber” below.

Fiscal 2018 Guidance

The company’s prior guidance, announced on February 13, 2018, remains unchanged. As of the date of this release, May 1, 2018, for the full year ending December 31, 2018, the company expects:

	2017 Actual as Reported	Guidance (as of May 1, 2018)
GAAP revenue	$1.177 billion	$1.140 to $1.160 billion
Adjusted EBITDA	$351 million	$310 to $330 million
Free cash flow	$151 million	~$120 million

Free cash flow guidance does not include the impact of potential settlements of pending legal proceedings. Adjusted EBITDA and free cash flow are non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to their most comparable measure calculated in accordance with GAAP is provided in the financial statement tables included at the end of this press release.

Conference Call and Webcast Information

Endurance International Group’s first quarter 2018 financial results teleconference and webcast is scheduled to begin at 8:00 a.m. EDT on Tuesday, May 1, 2018. To participate on the live call, analysts and investors should dial (888) 734-0328 at least ten minutes prior to the call. Endurance International Group will also offer a live and archived webcast of the conference call, accessible from the Investor Relations section of the company’s website at http://ir.endurance.com.

Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, we use adjusted EBITDA and free cash flow, which are non-GAAP financial measures, to evaluate the operating and financial performance of our business, identify trends affecting our business, develop projections and make strategic business decisions. A non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that excludes amounts that are included in the most directly comparable measure calculated and presented in accordance with GAAP or includes amounts that are excluded from the most directly comparable measure calculated and presented in accordance with GAAP.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and exclude expenses that may have a material impact on our reported financial results. For example, adjusted EBITDA excludes interest expense, which has been and will continue to be for the foreseeable future a significant recurring expense in our business. The presentation of non-GAAP financial information is not meant to be considered in isolation from, or as a substitute for, the most directly comparable financial measures prepared in accordance with GAAP. We urge you to review the additional information about adjusted EBITDA and free cash flow shown below, including the reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net (loss) income, excluding the impact of interest expense (net), income tax expense (benefit), depreciation, amortization of other intangible assets, stock-based compensation, restructuring expenses, transaction expenses and charges, (gain) loss of unconsolidated entities, impairment of other long-lived assets, SEC investigations reserve (with respect to fiscal year and third quarter 2017), and shareholder litigation reserve. We view adjusted EBITDA as a performance measure and believe it helps investors evaluate and compare our core operating performance from period to period.

Free Cash Flow, or FCF, is a non-GAAP financial measure that we calculate as cash flow from operations less capital expenditures and capital lease obligations. We believe that FCF provides investors with an indicator of our ability to generate positive cash flows after meeting our obligations with regard to capital expenditures (including capital lease obligations).

Key Operating Metrics

Total Subscribers—We define total subscribers as the approximate number of subscribers that, as of the end of a period, are identified as subscribing directly to our products on a paid basis, excluding accounts that access our solutions via resellers or that purchase only domain names from us. Subscribers of more than one brand, and subscribers with more than one distinct billing relationship or subscription with us, are counted as separate subscribers. Total subscribers for a period reflects adjustments to add or subtract subscribers as we integrate acquisitions and/or are otherwise able to identify subscribers that meet, or do not meet, this definition of total subscribers. There were no adjustments for the first quarter of 2018.

Average Revenue Per Subscriber (ARPS)—We calculate ARPS as the amount of revenue we recognize in a period, including marketing development funds and other revenue not received from subscribers, divided by the average of the number of total subscribers at the beginning of the period and at the end of the period, which we refer to as average subscribers for the period, divided by the number of months in the period. See definition of “Total Subscribers” above. ARPS does not represent an exact measure of the average amount a subscriber spends with us each month, since our calculation of ARPS is impacted by revenues generated by non-subscribers.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning our financial guidance for fiscal year 2018, our expectations regarding our investments to deliver increased customer value, simplify our operations, and operate more effectively at scale, and our expected financial and operational performance in general. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “believes,” “estimates,” “may,” “continue,” “positions,” “confident,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations, strategies or prospects will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: the possibility that our financial guidance may differ from expectations (including due to our payment of any potential settlements of pending legal proceedings); the possibility that our planned investment and operational initiatives will not result in the anticipated benefits to our business; the possibility that we will continue to experience decreases in our subscriber base; an adverse impact on our business from litigation or regulatory proceedings; an adverse impact on our business from our substantial indebtedness and the cost of servicing our debt; the rate of growth of the Small and Medium Business (“SMB”) market for our solutions; our inability to increase sales to our existing subscribers, or retain our existing subscribers; data breaches; system or Internet failures; our inability to maintain or improve our competitive position or market share; and other risks and uncertainties discussed in our filings with the SEC, including those set forth under the caption “Risk

Factors” in our Annual Report on Form 10-K for the period ended December 31, 2017 filed with the SEC on February 22, 2018 and other reports we file with the SEC.

We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About Endurance International Group

Endurance International Group Holdings, Inc. (NASDAQ:EIGI) (em)Powers millions of small businesses worldwide with products and technology to enhance their online web presence, email marketing, mobile business solutions, and more. The Endurance family of brands includes: Constant Contact, Bluehost, HostGator, Domain.com and SiteBuilder, among others. Headquartered in Burlington, Massachusetts, Endurance employs over 3,500 people across the United States, Brazil, India and the Netherlands. For more information, visit: www.endurance.com.

Endurance International Group and the compass logo are trademarks of The Endurance International Group, Inc. Constant Contact, the Constant Contact logo and other brand names of Endurance International Group are trademarks of The Endurance International Group, Inc. or its subsidiaries.

Investor Contact:

Angela White

Endurance International Group

(781) 852-3450

ir@endurance.com

Press Contact:

Kristen Andrews

Endurance International Group

(781) 418-6716

press@endurance.com

Endurance International Group Holdings, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	December 31, 2017	March 31, 2018
Assets
Current assets:
Cash and cash equivalents	$66,493	$86,678
Restricted cash	2,625	1,772
Accounts receivable	15,945	13,493
Prepaid domain name registry fees	53,805	59,690
Prepaid commissions	—	42,746
Prepaid expenses and other current assets	29,327	30,653

Total current assets	168,195	235,032
Property and equipment—net	95,452	87,653
Goodwill	1,850,582	1,851,209
Other intangible assets—net	455,440	429,797
Deferred financing costs	3,189	2,732
Investments	15,267	15,241
Prepaid domain name registry fees, net of current portion	10,806	11,889
Prepaid commissions, net of current portion	—	41,164
Other assets	2,155	3,091

Total assets	$2,601,086	$2,677,808

Liabilities, redeemable non-controlling interest and stockholders’ equity
Current liabilities:
Accounts payable	$11,058	$19,118
Accrued expenses	79,991	81,065
Accrued interest	24,457	14,979
Deferred revenue	361,940	389,734
Current portion of notes payable	33,945	33,945
Current portion of capital lease obligations	7,630	7,281
Deferred consideration—short term	4,365	4,435
Other current liabilities	4,031	3,754

Total current liabilities	527,417	554,311
Long-term deferred revenue	90,972	96,718
Notes payable—long term, net of original issue discounts of $25,811 and $24,752 and deferred financing costs of $37,736 and $36,299, respectively	1,858,300	1,835,309
Capital lease obligations—long term	7,719	5,837
Deferred tax liability	19,696	27,679
Deferred consideration—long term	3,551	3,608
Other liabilities	10,426	10,157

Total liabilities	2,518,081	2,533,619

Stockholders’ equity:
Preferred Stock—par value $0.0001; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock—par value $0.0001; 500,000,000 shares authorized; 140,190,165 and 140,457,825 shares issued at December 31, 2017 and March 31, 2018, respectively; 140,190,695 and 140,457,825 outstanding at December 31, 2017 and March 31, 2018, respectively	14	14
Additional paid-in capital	931,033	938,301
Accumulated other comprehensive (loss) income	(541)	1,080
Accumulated deficit	(847,501)	(795,206)

Total stockholders’ equity	83,005	144,189

Total liabilities, redeemable non-controlling interest and stockholders’ equity	$2,601,086	$2,677,808

Endurance International Group Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2017	2018
Revenue	$295,137	$291,356
Cost of revenue	148,749	133,906

Gross profit	146,388	157,450

Operating expense:
Sales and marketing	72,772	67,356
Engineering and development	20,362	19,917
General and administrative	39,080	38,775
Transaction expenses	580	—

Total operating expense	132,794	126,048

Income from operations	13,594	31,402

Other income (expense):
Interest income	118	204
Interest expense	(39,516)	(36,050)

Total other expense—net	(39,398)	(35,846)

(Loss) income before income taxes and equity earnings of unconsolidated entities	(25,804)	(4,444)
Income tax expense	5,774	2,617

(Loss) income before equity earnings of unconsolidated entities	(31,578)	(7,061)
Equity loss of unconsolidated entities, net of tax	—	27

Net (loss) income	$(31,578)	$(7,088)

Net loss attributable to non-controlling interest	226	—
Excess accretion of non-controlling interest	3,584	—

Total net loss attributable to non-controlling interest	3,810	—

Net (loss) income attributable to Endurance International Group Holdings, Inc.	$(35,388)	$(7,088)

Comprehensive income (loss):
Foreign currency translation adjustments	686	580
Unrealized (loss) gain on cash flow hedge, net of taxes of $38 and ($325) for the three months ended March 31, 2017 and 2018, respectively	(216)	1,041

Total comprehensive (loss) income	$(34,918)	$(5,467)

Basic net (loss) income per share attributable to Endurance International Group Holdings, Inc.	$(0.26)	$(0.05)

Diluted net (loss) income per share attributable to Endurance International Group Holdings, Inc.	$(0.26)	$(0.05)

Weighted-average common shares used in computing net loss per share attributable to Endurance International Group Holdings, Inc.:

Basic	134,935,153	140,457,487

Diluted	134,935,153	140,457,487

Endurance International Group Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2017	2018
Cash flows from operating activities:
Net (loss) income	$(31,578)	$(7,088)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	13,111	12,068
Amortization of other intangible assets	34,267	25,735
Amortization of deferred financing costs	1,744	1,894
Amortization of net present value of deferred consideration	190	128
Amortization of original issue discounts	846	1,058
Stock-based compensation	12,924	6,992
Deferred tax (benefit) expense	3,440	492
Loss (gain) on sale of assets	(225)	48
Loss (gain) from unconsolidated entities	—	27
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	2,392	2,448
Prepaid expenses and other current assets	(5,717)	(2,697)
Accounts payable and accrued expenses	(13,467)	595
Deferred revenue	15,747	10,660

Net cash provided by operating activities	33,674	52,360

Cash flows from investing activities:
Purchases of property and equipment	(9,258)	(5,254)
Proceeds from sale of assets	251	—
Purchases of intangible assets	(33)	—

Net cash provided by (used in) investing activities	(9,040)	(5,254)

Cash flows from financing activities:
Repayments of term loans	(8,925)	(25,486)
Payment of financing costs	(92)	—
Payment of deferred consideration	(818)	—
Principal payments on capital lease obligations	(2,037)	(2,230)
Proceeds from exercise of stock options	628	25

Net cash used in financing activities	(11,244)	(27,691)

Net effect of exchange rate on cash and cash equivalents and restricted cash	2,327	(83)

Net increase in cash and cash equivalents and restricted cash	15,717	19,332
Cash and cash equivalents and restricted cash:
Beginning of period	56,898	69,118

End of period	$72,615	$88,450

Supplemental cash flow information:
Interest paid	$46,546	$42,091
Income taxes paid	$952	$603

GAAP to Non-GAAP Reconciliation—Adjusted EBITDA

The following table presents a reconciliation of net income (loss) calculated in accordance with GAAP to adjusted EBITDA (all data in thousands):

	Three Months Ended March 31,
	2017	2018
Net (loss) income	$(31,578)	$(7,088)
Interest expense, net(1)	39,398	35,846
Income tax expense (benefit)	5,774	2,617
Depreciation	13,111	12,068
Amortization of other intangible assets	34,267	25,735
Stock-based compensation	12,924	6,992
Restructuring expenses	5,627	1,529
Transaction expenses and charges	580	—
Loss of unconsolidated entities	—	27
Impairment of other long-lived assets	—	—
Shareholder litigation reserve	—	8,500

Adjusted EBITDA	$80,103	$86,226

(1)	Interest expense includes impact of amortization of deferred financing costs, original issuance discounts and interest income.

GAAP to Non-GAAP Reconciliation – Free Cash Flow

The following table reflects the reconciliation of cash flow from operations to free cash flow (“FCF”) (all data in thousands):

	Three Months Ended March 31,
	2017	2018
Cash flow from operations	$33,674	$52,360
Less:
Capital expenditures and capital lease obligations(1)	(11,295)	(7,484)

Free cash flow	$22,379	$44,876

(1)	Capital expenditures during the three months ended March 31, 2017 and 2018 includes $2.0 million and $2.2 million, respectively, of principal payments under a three year capital lease for software. The remaining balance on the capital lease is $13.1 million as of March 31, 2018.

Average Revenue Per Subscriber—Calculation and Segment Detail

We present our financial results in the following three segments.

•	Web presence. The web presence segment consists primarily of our web hosting brands and related products such as website security, website design tools and services, and e-commerce products.

•	Email marketing. The email marketing segment consists of Constant Contact email marketing tools and related products and the SinglePlatform digital storefront product.

•	Domain. The domain segment consists of domain-focused brands and certain web hosting brands that are aligned with our domain-focused brands. This segment sells domain names and domain management services to resellers and end users, as well as premium domain names, and also generates advertising revenue from domain name parking.

The following table presents the calculation of ARPS, on a consolidated basis and by segment (all data in thousands, except ARPS data):

	Three Months Ended March 31,
	2017	2018
Consolidated revenue	$295,137	$291,356
Consolidated total subscribers	5,304	5,011
Consolidated average subscribers for the period	5,338	5,031
Consolidated ARPS	$18.43	$19.30

Web presence revenue	$164,009	$155,017
Web presence subscribers	4,135	3,811
Web presence average subscribers for the period	4,167	3,829
Web presence ARPS	$13.12	$13.49

Email marketing revenue	$97,789	$102,447
Email marketing subscribers	537	518
Email marketing average subscribers for the period	541	519
Email marketing ARPS	$60.31	$65.83

Domain revenue	$33,339	$33,892
Domain subscribers	632	682
Domain average subscribers for the period	630	683
Domain ARPS	$17.63	$16.54

The following table presents revenue, gross profit, and a reconciliation by segment of net income (loss) calculated in accordance with GAAP to adjusted EBITDA (all data in thousands):

	Three Months Ended March 31, 2017
	Web presence	Email marketing	Domain	Total
	Revised(2)
Revenue	$164,009	$97,789	$33,339	$295,137
Gross profit	$77,870	$59,772	$8,746	$146,388

Net (loss) income	$(19,018)	$(7,952)	$(4,608)	$(31,578)
Interest expense, net(1)	16,390	22,519	489	39,398
Income tax expense (benefit)	8,493	(4,777)	2,058	5,774
Depreciation	8,419	3,873	819	13,111
Amortization of other intangible assets	14,551	18,362	1,354	34,267
Stock-based compensation	9,790	1,824	1,310	12,924
Restructuring expenses	2,128	3,292	207	5,627
Transaction expenses and charges	—	580	—	580
(Gain) loss of unconsolidated entities	—	—	—	—
Impairment of other long-lived assets	—	—	—	—
Shareholder litigation reserve	—	—	—	—

Adjusted EBITDA	$40,753	$37,721	$1,629	$80,103

	Three Months Ended March 31, 2018
	Web presence	Email marketing	Domain	Total
Revenue	$155,017	$102,447	$33,892	$291,356
Gross profit	$74,373	$72,177	$10,900	$157,450

Net (loss) income	$(17,108)	$15,129	$(5,109)	$(7,088)
Interest expense, net(1)	16,986	16,409	2,451	35,846
Income tax expense (benefit)	6,321	(5,607)	1,903	2,617
Depreciation	7,977	3,146	945	12,068
Amortization of other intangible assets	12,008	13,093	634	25,735
Stock-based compensation	5,073	1,408	511	6,992
Restructuring expenses	812	162	555	1,529
Transaction expenses and charges	—	—	—	—
Loss of unconsolidated entities	27	—	—	27
Impairment of other long-lived assets	—	—	—	—
Shareholder litigation reserve	5,745	1,500	1,255	8,500

Adjusted EBITDA	$37,841	$45,240	$3,145	$86,226

(1)	Interest expense includes impact of amortization of deferred financing costs, original issuance discounts and interest income.
(2)	We have revised the allocation for our 2016 and 2017 full year and adjusted EBITDA between our web presence and domain segment to correct a misallocation of domain registration costs in our previously reported segment figures. This correction resulted in the reallocation of adjusted EBITDA from the domain segment to the web presence segment of $1.1 million for the period ending March 31, 2017. Consolidated adjusted EBITDA figures for these periods were not affected by this correction.

GAAP to Non-GAAP Reconciliation of Fiscal Year 2018 Guidance (as of May 1, 2018)—Adjusted EBITDA

The following table reflects the reconciliation of fiscal year 2018 estimated net loss calculated in accordance with GAAP to fiscal year 2018 guidance for adjusted EBITDA. All figures shown are approximate.

($ in millions)	Twelve Months Ending December 31, 2018
Estimated net loss	$(19.5)	$(4.5)
Estimated interest expense (net)	135	135
Estimated income tax expense (benefit)	4	4
Estimated depreciation	50	52
Estimated amortization of acquired intangible assets	100	100
Estimated stock-based compensation	30	32
Estimated restructuring expenses	2	3
Estimated transaction expenses and charges	—	—
Estimated (gain) loss of unconsolidated entities	—	—
Estimated impairment of other long-lived assets	—	—
Estimated shareholder litigation reserve	8.5	8.5

Adjusted EBITDA guidance	$310	$330

GAAP to Non-GAAP Reconciliation of Fiscal Year 2018 Guidance (as of May 1, 2018)—Free Cash Flow

The following table reflects the reconciliation of fiscal year 2018 estimated cash flow from operations calculated in accordance with GAAP to fiscal year 2018 guidance for free cash flow. All figures shown are approximate.

($ in millions)	Twelve Months Ending December 31, 2018
Estimated cash flow from operations	$178
Estimated capital expenditures and capital lease obligations	(58)

Free cash flow guidance	$120